Exhibit 97
Mitsubishi UFJ Financial Group Inc.
Executive Compensation Recovery Policy

This Mitsubishi UFJ Financial Group Inc. Executive Compensation Recovery Policy (“Policy”) was adopted by the Compensation Committee (“Committee”) of the Board of Directors of Mitsubishi UFJ Financial Group Inc. (“the Company”) on September 25, 2023.

1. Objective.
This Policy is intended to provide for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under United States securities laws, regulations and rules and to comply with the requirements of Section 10D of the United States Securities Exchange Act (“Exchange Act”), Rule 10D-1 under the Exchange Act and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual, each as amended (“Applicable Requirements”).
2. Amendment / Termination.
This Policy may be amended or terminated by the independent directors serving on the Board of Directors or the independent directors serving on the Committee at any time. This Policy shall no longer be effective on and after the date on which the Company no longer has a class of securities publicly listed on a United States national securities exchange or the date on which the Applicable Requirements otherwise become no longer applicable to the Company.
3. Definitions.
For the purposes of this Policy, the following terms shall have the meanings set forth below.
(a) Covered Executive
“Covered Executive” means any current or former Executive Officer who served as an Executive Officer at any time during the performance period for incentive-based compensation, as determined by the Committee in accordance with the Applicable Requirements.
(b)Executive Officer
“Executive Officer” means, with respect to the Company, (i) its president, (ii) its principal financial officer and/or principal accounting officer, (iii) any officer in charge of a principal business unit, division or function, (iv) any other officer who performs a policy-making function for the Company (including any officer of the Company’s subsidiaries if they perform policy-making functions for the Company), or (v) any other person who performs similar policy-making functions for the Company. Policy-making function does not include policy-making functions that are not significant. Executive Officers include at a minimum the members of the Board of Directors and corporate executives (shikko yaku) of the Company under the Companies Act of Japan.
(c) Financial reporting measures
“Financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the United States Securities and Exchange.
(d) Incentive-based compensation
“Incentive-based compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including without limitation cash bonuses and performance-linked stock compensation.

This Policy shall apply to all incentive-based compensation received by a Covered Executive on or after the Effective Date.
(e) Received
Incentive-based compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
(f)Accounting restatement
“Accounting restatement” means any required accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under United States securities laws, regulations and rules, including any such restatement to correct:
(i) an error in previously issued financial statements that is material to the previously issued financial statements; or
(ii) an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(g) Effective Date
“Effective Date” means the date on which Section 303A.14 of the NYSE Listed Company Manual becomes effective, which is October 2, 2023.
4． Recovery of erroneously awarded compensation.
The Company shall recover reasonably promptly from each Covered Executive the amount of erroneously awarded incentive-based compensation set forth in Section [6] in the event that the Company is required to prepare an accounting restatement unless either of the following clause (i) or (ii) is satisfied and the independent directors serving on the Committee have determined that recovery of the erroneously awarded compensation would be impracticable:
(i) The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE; or
(ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation, and must provide such opinion to NYSE.
The Committee shall ensure that all agreements with the Executive Officers relating to their compensation will reflect the terms of this Policy.
5. Period subject to recovery of erroneously awarded compensation.
The period subject to recovery of erroneously awarded incentive-based compensation under this Policy shall be the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement; provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of the Company’s new fiscal year comprises a period of nine to 12 months, such period would be deemed a completed fiscal year.
The date that the Company is required to prepare an accounting restatement is the earlier to occur of:
(i) The date the Company’s Board of Directors, or the officer or officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or
(ii) The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

6. Amount subject to recovery of erroneously awarded compensation.
The amount subject to recovery of erroneously awarded incentive-based compensation under this Policy shall be the amount of incentive-based compensation received by a Covered Officer that exceeds the amount of incentive-based compensation that otherwise would have been received during the period set forth in Section [5] had it been determined based on the relevant restated amounts, and must be computed without regard to any taxes paid; provided, however, that the amount shall be limited to compensation received by a Covered Executive after commencement of service as a Covered Executive.
For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:
(i) The amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and
(ii) The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.
7. Prohibition on indemnification.
The Company shall not indemnify any Covered Executive against the loss of erroneously awarded compensation pursuant to this Policy, including without limitation through the payment of insurance premiums.
8.Administration and interpretation.
This Policy shall be administered by the Board of Directors of the Company or, if and as designated by the Board of Directors, the Committee. The independent directors serving on the Board of Directors and, if and as designated by the Board of Directors, the independent directors serving on the Committee shall have full and exclusive authority and discretion to interpret, amend, terminate and enforce this Policy, including without limitation the authority and discretion to determine, in each case, the amount, manner and timing in which any erroneously awarded compensation shall be recovered from a Covered Executive in accordance with the Applicable Requirements.
9.Disclosure.
The Company shall provide all disclosures relating to this Policy, including in the applicable United States Securities and Exchange Commission filings, as required under United States securities laws, regulations and rules.
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